UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2018

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36431	90-0134860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11804 North Creek Parkway South Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

(425) 205-2900

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alder BioPharmaceuticals, Inc. (the “Company” or “Alder”) and Elisabeth A. Sandoval, the Company’s Chief Commercial Officer and Executive Vice President of Corporate Strategy, entered into a Transition Agreement on November 2, 2018 (the “Agreement”) pursuant to which Ms. Sandoval’s employment with the Company will cease on March 31, 2019 (the “Separation Date”). The Company has retained an executive search firm and initiated a process to identify its next Chief Commercial Officer.

The Company continues to make progress on its commercial preparedness activities and remains on track to submit its Biologics License Application (“BLA”) for eptinezumab with the U.S. Food and Drug Administration in the first quarter of 2019.

Under the Agreement, Ms. Sandoval will continue to be an employee of the Company until the Separation Date, unless Ms. Sandoval is terminated by the Company for cause prior to the Separation Date. Ms. Sandoval will continue to be employed in her role as “Chief Commercial Officer and Executive Vice President of Corporate Strategy;” provided, however, that if a new Chief Commercial Officer commences employment with the Company prior to the Separation Date, then Ms. Sandoval’s role will be changed to “Executive Vice President” until the Separation Date. Ms. Sandoval remains eligible for reimbursement of certain relocation expenses incurred through December 31, 2018.

Pursuant to the Agreement, the Company has agreed to pay cash severance equal to: (i) eight months of her current base salary, payable within 60 days following the Separation Date; and (ii) her annual target bonus for 2018, if Ms. Sandoval remains employed by the Company through the Separation Date, payable at the same time as the Company pays annual bonuses to other similarly situated employees but no later than 60 days following the Separation Date, all in exchange for Ms. Sandoval’s full general release of claims.

In addition, under the Agreement, Ms. Sandoval will consult for the Company for a period of three months after the Separation Date (the “Consulting Period”). All outstanding equity awards previously granted to Ms. Sandoval under the Company’s equity incentive plans would continue to vest during the Consulting Period. In addition, Ms. Sandoval will receive $2,000 per month as consulting fees during the Consulting Period. Ms. Sandoval will be entitled to exercise any vested equity awards until expiration of each such equity award in accordance with its terms.

The Agreement will become effective on the eighth day following Ms. Sandoval’s execution thereof, unless revoked by Ms. Sandoval prior to such day.

The foregoing summary of the Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

This Current Report on Form 8-K contains forward-looking statements, including, without limitation, statements relating to: progress on commercial preparedness activities and the planned BLA submission. Words such as “continues,” “progress,” “on track,” or other similar words or expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this Current Report on Form 8-K are based upon Alder’s current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: risks related to the potential failure of eptinezumab to demonstrate safety and efficacy in clinical testing; Alder’s ability to conduct clinical trials and studies of eptinezumab sufficient to achieve a positive completion; the availability of data at the expected times; the clinical, therapeutic and commercial value of eptinezumab; risks and uncertainties related to regulatory application, review and approval processes and Alder’s compliance with applicable legal and regulatory requirements; risks and uncertainties relating to the manufacture of eptinezumab; Alder’s ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; the uncertain timing and level of expenses associated with Alder’s development and commercialization activities; the sufficiency of Alder’s capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in Alder’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, which was filed with the Securities and Exchange Commission (SEC) on August 7, 2018, and is available on the SEC’s website at www.sec.gov. The forward-looking statements made in this Current Report on Form 8-K speak only as of the date of this Current Report on Form 8-K. Alder expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Alder’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alder BioPharmaceuticals, Inc.

Dated: November 5, 2018	By:	/s/ James B. Bucher
James B. Bucher
Senior Vice President and General Counsel